Free Writing Prospectus
                                                      Filed pursuant to Rule 433
                                                         File no.: 333-130755-06

Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-1 $3.15B NEW ISSUE CMBS

Sole Bk/Lead Mgr: Banc of America Securities LLC

Co-Mgrs:             Citigroup / Commerzbank / Merrill Lynch
Rating Agencies:     Moody's and Fitch

Class Size($mm)(MDY'S/Fitch) WAL   Sprd    Yld    Cpn    Mod Dur    PX
A-1      57.0    Aaa/AAA    3.43   S+16  5.2491  5.2590   3.018  100.000473
A-2     293.0    Aaa/AAA    4.85   S+18  5.2712  5.3810   4.166  100.503914
A-3     444.0    Aaa/AAA    6.74   S+26  5.3819  5.4490   5.501  100.502164
A-AB     68.5    Aaa/AAA    7.19   S+23  5.3607  5.4220   5.779  100.502450
A-4     698.7    Aaa/AAA    9.81   S+23  5.4171  5.4510   7.415  100.504031
A-1A    640.5    Aaa/AAA    **NO LONGER AVAILABLE**
A-MFX   214.5    Aaa/AAA    9.88   S+26  5.4489  5.4820   7.445  100.504637
A-J     259.5    Aaa/AAA    9.95   S+30  5.4906  5.5230   7.466  100.507322
B        27.5    Aa1/AA+    9.97   S+32  5.5111  5.5430   7.470  100.506574

Expected Timing
  Settlement         -  February 27, 2007
  Dated Date         -  February 1, 2007
  First Cpn Payment  -  March 15, 2007
  Rated Final        -  January 15,2049

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

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